[Advanced BioEnergy, LLC Logo]
Exhibit 10.13
Employment Agreement
     This Employment Agreement (this “Agreement”) is entered into on April 7, 2006 (the “Effective Date”) by and between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Don Gales, a resident of Kansas (“Executive”).
Background
     A. The Company is a development stage company formed for the purpose of raising capital to develop, construct, own and operate a 100 million gallons per year dry mill corn-based ethanol plant.
     B. Executive is an experienced business manager.
     C. The Company desires to hire Executive as its employee, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.
     D. In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:
Agreement
1.	Employment. Effective as of the Effective Date, the Company will employ Executive, and Executive will accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2.	Term of Employment. Unless terminated at an earlier date in accordance with Section 9, the term of Executive’s employment with the Company will be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date. Thereafter, unless terminated at an earlier date in accordance with Section 9, the term of Executive’s employment with the Company will be automatically extended for successive one year periods, unless either party gives written notice to the other party at least 180 days prior to the expiration of such term that such party elects not to extend the term of Executive’s employment under this Agreement.

3.	Position and Duties.
(a)	Employment with the Company. Commencing on the Effective Date and continuing for the duration of the term of Executive’s employment with the Company hereunder, Executive shall be appointed as the President and Chief Operating Officer of the Company and shall have the authority, duties and responsibilities commensurate and consistent with such position and title. As
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President and Chief Operating Officer, Executive will be subject to the supervision of the Chief Executive Officer of the Company, will report to the Chief Executive Officer of the Company and perform such other duties and responsibilities as the Chief Executive Officer or the Board of Directors of the Company (the “Board”) shall assign to him from time to time consistent with his position. Executive’s employment hereunder will be based at the Company’s corporate headquarters, to be located within 50 miles of Minneapolis, Minnesota.

(b)	Performance of Duties and Responsibilities. Executive will serve the Company faithfully and to the best of his ability and will devote his full working time, attention and efforts to the business of the Company during his employment with the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder. Executive may participate in other business activities that do not otherwise interfere with his duties under this Agreement with the prior consent of the Board.
4.	Compensation.
(a)	Base Salary. While Executive is employed by the Company hereunder, the Company will pay to Executive an annual base salary of $250,000, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. During each year after the first year of Executive’s employment hereunder, the Board or the Compensation Committee of the Board (the “Committee”) will conduct an annual performance review of Executive and thereafter establish Executive’s base salary in an amount not less than the base salary in effect for the prior year.

(b)	Annual Performance Bonus. For each full or partial fiscal year Executive is employed by the Company hereunder, Executive shall be eligible for a performance bonus. Through fiscal year 2007, such bonus shall be in an amount up to $50,000, and will be based on achievement of certain criteria and milestones established by, and in the sole discretion of, the Committee. Commencing with fiscal year 2008, Executive’s annual cash bonus shall be up to 25% of Executive’s annual base salary for such fiscal year, and will be based upon achievement of certain profitability and operational efficiencies relative to the industry and such other criteria that the Committee may, from time to time, determine in its sole discretion. Achievement by Executive of the objectives for each fiscal year will
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be determined in good faith by the Committee in its sole discretion within 60 days after the end of the fiscal year; and the annual operational performance bonus will be paid in a lump sum promptly following such determination.

(c)	Strategic Bonus. For each additional ethanol production or co-production facility acquired or built by the Company in addition to the Company’s currently proposed facility located near Fairmont, Nebraska, the Company will grant to Executive or, at Executive’s direction, an entity owned or controlled by Executive, the right to receive 0.15 newly issued Units (as defined in the Operating Agreement of the Company) of the Company per 1,000 gallon ethanol production capacity acquired. This Section 4(c) will expire on the earlier to occur of the third anniversary of the Effective Date or the addition of 300 million gallons of ethanol production capacity. Upon such expiration, the Company and Executive agree to negotiate, in good faith, new terms for a “strategic bonus” for Executive that are commensurate with the strategic goals of the Company, the industry that the Company is in, value added by Executive, the financial position of the Company at the time, and such other terms and considerations that the Board determines are relevant. The complete terms and conditions of such Units will be as set forth in a restricted unit agreement to be separately prepared and entered into between the Company and Executive and approved by the Board (the “Restricted Unit Agreement”), but will include, among other things, a requirement that Executive agree to be bound by the terms and restrictions contained in the Operating Agreement of the Company and that such Units would only be granted in an amount equal to 50% of the total to be issued upon certification of operations relating to such additional production capacity, 25% on the first anniversary of such additional capacity and the balance on the second anniversary of such additional capacity, with termination of Executive’s employment resulting in forfeiture of any right to receive such Units which remain unissued. The terms of the Restricted Unit Agreement governing such Units will control over this Section 4(c). The parties will cooperate in good faith to finalize and enter into a Restricted Unit Agreement in an expeditious manner.

(d)	Employee Benefits. While Executive is employed by the Company hereunder, Executive will be entitled to participate in all employee benefit plans and programs of the Company, including without limitation, a 401(k) plan, and medical, life, and disability insurance plans, to the extent that Executive meets the eligibility requirements for each individual plan or program as generally applicable to other executive officers of the Company; provided, however, that except as herein otherwise provided the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and Executive’s participation in any such plan or program is subject to the provisions, rules and regulations applicable thereto consistent with the provisions, rules and regulations generally applicable to other executive officers of the Company. The
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Executive understands that elective deferrals made by executives under a 401(k) plan may be limited as necessary to satisfy certain non-discrimination rules that apply to such plans under the Internal Revenue Code of 1986, as amended (the “Code”). However, unless the Company determines that it is not commercially reasonable to do so, the Company will adopt a “safe-harbor” matching contribution formula under the 401(k) plan that will allow the 401(k) plan to automatically comply with such non-discrimination rules. If the Company determines that it is not commercially reasonable to adopt such a matching contribution formula, the Company will establish a nonqualified deferred compensation plan that will allow the Executive to approximate on a nonqualified basis the deferrals that cannot be made under the 401(k) due to non-discrimination rules, in a manner consistent with Section 409A of the Code.

(e)	Automobile Allowance. While Executive is employed by the Company hereunder, the Company shall provide to Executive the use of an automobile leased by the Company and classified as “E85” and will reimburse Executive for all of the costs he incurs in using that automobile for business or personal purposes, including without limitation the costs of insuring, maintaining and operating the automobile.

(f)	Relocation. Executive must relocate his principal residence to the Minneapolis, Minnesota metropolitan area within 180 days following the Effective Date. The Company will reimburse Executive for up to a maximum of $70,000 for costs incurred in connection with Executive’s search for a residence in and his move to the Minneapolis, Minnesota metropolitan area, subject to the following individual limitations:
(1)	costs incurred by Executive in hiring third parties to assist Executive in physically relocating to the Minneapolis metropolitan area.

(2)	costs of incidental expenses incurred by Executive and his family in connection with relocating to the Minneapolis metropolitan area, up to $10,000;

(3)	closing costs in connection with the sale of Executive’s primary residence immediately prior to Executive’s relocation to the Minneapolis metropolitan area, up to $35,000; and

(4)	closing costs in connection with the purchase of Executive’s primary residence in Minnesota in connection with Executive’s relocation to the Minneapolis metropolitan area, up to $10,000.
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(g)	Signing Bonus. As soon as reasonably practicable after the Effective Date, the Company will issue to Executive or, at Executive’s direction, an entity owned or controlled by Executive, as a signing bonus the right to receive 30,000 Units (the “Signing Bonus Units”). The terms and conditions will be as set forth in a Restricted Unit Agreement to be separately prepared and entered into between the Company and Executive and approved by the Board, but will include, among other things, a requirement that Executive agree to be bound by the terms and restrictions contained in the Operating Agreement of the Company and that such Units would only be issued in an amount equal to 6,000 Units on each anniversary of the Effective Date, with termination of Executive’s employment resulting in forfeiture of the right to receive any such Units which remain unissued. The terms of the Restricted Unit Agreement governing such Signing Bonus Units will control over this Section 4(g).

(h)	Expenses. While Executive is employed by the Company hereunder, the Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(i)	Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to paid vacation time off in accordance with the normal policies of the Company, but not less than three weeks vacation per year.
5.	Confidential Information. Except as permitted by the Company’s Board or Company policies approved by the Board, during the term of Executive’s employment with the Company and at all times thereafter, Executive will not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary or secret development or research work of the Company, (v) any strategic or other business, marketing or sales plans of the Company, (vi) any financial data or plans respecting the Company, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive’s employment
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with the Company, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process.

6.	Ventures. If, during the term of Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein and except for any entity owned or controlled by Executive the primary purpose of which is to hold Executive’s ownership interests in the Company. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company.

7.	Noncompetition Covenant.
(a)	Agreement Not to Compete. During the term of Executive’s employment with the Company and for the Restrictive Period (as defined below) following the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, within 60 miles of any existing Company facility or development site that the Company or any of its affiliates operates or contemplates operating during the 12 months prior to the last day of Executive’s employment, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:
(1)	any other person or entity engaged in an ethanol production or co-production business; or

(2)	any other business in which the Company or any of its affiliates engages and the gross revenues from which constitute at least 20% the Company’s or any of its affiliates’ gross revenues.
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Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section 7(a). Employment of Executive by a person or entity described in Sections 7(a)(2) will not constitute a breach of this Section 7(a) if Executive is employed in a separate and distinct affiliate or business unit (whether or not separately incorporated) of such business entity, other than the affiliate or business unit conducting the activities described in this Section 7(a), and Executive has no direct or indirect management responsibilities for the activities of the business unit conducting the activities described in this Section 7(a). “Restrictive Period” will mean: (A) if Executive’s employment hereunder is terminated for Cause (as defined in Section 10(d)) or by Executive without Good Reason (as defined in Section 10(f)), 24 consecutive months from the date of termination of Executive’s employment, and (B) in all other cases, 12 consecutive months from the date of termination of Executive’s employment hereunder.

(b)	Agreement Not to Hire. During the term of Executive’s employment with the Company and for a period of 12 consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company at the time of Executive’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise.

(c)	Agreement Not to Solicit. During the term of Executive’s employment with the Company and for a period of 24 consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Notwithstanding the foregoing, a solicitation or request by Executive of any current or potential customer of the Company, for the sale or marketing of any products or services competitive with the products and services of the Company, will not alone constitute a violation of this Section 7(c) unless such solicitation or request is also a violation of Section 7(a).
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(d)	Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

(e)	Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
8.	Patents, Copyrights and Related Matters.
(a)	Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:
(1)	the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

(2)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and
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(3)	the reviving, re-examining or renewing of any of such applications for letters patent.
This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b)	Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(c)	Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.
9.	Termination of Employment.
(a)	The Executive’s employment with the Company shall terminate immediately upon:
(1)	Executive’s receipt of written notice from the Company of the termination of his employment, or expiration of the term of this Agreement as described in Section 2;
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(2)	Executive’s abandonment of his employment or his resignation, other than notice to the Company that he elects not to extend the term of this Agreement;

(3)	Executive’s Disability (as defined below);

(4)	Executive’s death; or

(5)	the expiration of the term of Executive’s employment with the Company, following written notice by either party as specified in Section 2 hereof.
(b)	At any time prior to the closing of the equity financing being undertaken by the Company as of the Effective Date, the Company may terminate this Agreement if the Board determines that the commencement of ethanol sale and manufacturing operations consistent with the Company’s intentions as set forth in its recently filed Registration Statement on Form SB-2 has become implausible or is not reasonably likely to occur on a basis consistent with prior disclosure made by the Company.

(c)	The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”
10.	Payments upon Termination of Employment.
(a)	If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (as defined below), by Executive as a result of his resignation for Good Reason (as defined below), or upon the expiration of the term of Executive’s employment with the Company following the delivery of written notice by the Company as specified in Section 2 (except in cases where the Committee determines that Executive is not entitled to receive any material portion of the maximum annual performance bonus for which Executive is eligible under Section 4(b) for the final year of the term hereunder), then Executive shall receive the following severance pay and benefits, subject to the requirements of Section 10(j) below:
(1)	The Company shall pay to Executive as severance pay an amount equal to (1) Executive’s annual base salary at the highest rate of base salary in effect at any time in the one-year period preceding the Termination Date, plus (2) (A) if the Termination Date occurs in connection with or after a Change in Control, two times the target annual operational performance bonus determined from such annual base salary pursuant to Section 4(b), or (B) if the Termination Date does not occur in connection with or after a Change in Control, one times the target annual operational performance
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bonus determined from such annual base salary pursuant to Section 4(b). Such severance pay shall be paid to Executive by the Company in a lump sum as soon as reasonably practicable following expiration of all applicable rescission periods provided by law.

(2)	The Company shall continue to provide to Executive and his dependents (as applicable) for a period of 24 consecutive months after the Termination Date, health, dental and life insurance benefits to the extent that such benefits were in effect as of the Termination Date, but not less than the health, dental and life insurance benefits offered to other actively employed executive officers of the Company and their dependents. Benefit continuation under this Section 10(a) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar laws. In the event that Executive’s participation in such plans is not possible under any of the applicable plans and laws as then in effect, the Company will purchase coverage comparable to the coverage provided under the plans provided by the Company, and Executive will cooperate with the Company to obtain the most favorable rate for comparable coverage for Executive.

(3)	The Company shall pay to Executive a pro rata portion of any annual incentive bonus that would have been payable to him pursuant to Section 4(b) for the fiscal year in which the Termination Date occurs, as if Executive had been in the employ of the Company for the full fiscal year based on actual Company performance for such fiscal year. The pro rata payment shall be equal to the actual annual incentive bonus as described in the previous sentence multiplied by a fraction, the numerator of which is the number of days of Executive’s employment in such fiscal year and the denominator of which is 365. Such payment shall be made in the same manner and at the same time that annual incentive bonus payments are made to current executive officers of the Company, but no earlier than the expiration of all applicable rescission periods provided by law.

(4)	The Company shall provide to Executive all other applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs, including but not limited to any Restricted Unit Agreement.
In addition, the Company shall be entitled to cease providing health, dental or life insurance benefits to Executive after the Termination Date if Executive becomes eligible for group health, dental or life insurance coverage (as applicable) from any other employer. For purposes of mitigation and reduction of the Company’s financial obligations to Executive under this Section 10(a), Executive shall
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promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group health, dental or life insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosure.

(b)	If Executive’s employment with the Company is terminated by reason of Executive’s abandonment of his employment or Executive’s resignation for any reason other than Good Reason (as defined below), termination of Executive’s employment by the Company pursuant to Section 9(b), termination of Executive’s employment by the Company for Cause (as defined below), the expiration of the term of Executive’s employment with the Company following the delivery of written notice by Executive as specified in Section 2, or the expiration of the term of Executive’s employment with the Company following delivery of written notice by the Company as specified in Section 2 along with the written determination of the Committee that Executive is not entitled to receive any material portion of the maximum annual performance bonus for which Executive is eligible under Section 4(b) for the final year of the term hereunder, the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date, and the Company shall provide to Executive all applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.

(c)	If Executive’s employment with the Company is terminated by reason of Executive’s death or Disability (as defined below), subject to the requirements of Section 10(j) below, the Company shall:
(1)	pay to Executive a pro rata portion of the target operational performance bonus that would have been payable to him pursuant to Section 4(b) for the fiscal year in which the Termination Date occurs. The pro rata payment shall be equal to such target operational performance bonus multiplied by a fraction, the numerator of which is the number of days of Executive’s employment in such fiscal year and the denominator of which is 365. Such payment shall be paid to Executive by the Company in a lump sum as soon as reasonably practicable following expiration of all applicable rescission periods provided by law; and

(2)	provide to Executive all other applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.
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(d)	“Cause” hereunder shall mean:
(1)	an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

(2)	unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company;

(3)	the conviction of Executive of, or his entry of a no contest or nolo contendre plea to, a felony;

(4)	willful and deliberate breach by Executive of his fiduciary obligations as an officer or director of the Company;

(5)	a persistent failure by the Executive to perform the duties and responsibilities of his employment hereunder, which failure is willful and deliberate on the Executive’s part and is not remedied by him within 30 days after the Executive’s receipt of written notice from the Company of such failure; or

(6)	material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.
For the purposes of this Section 10(d), no act or failure to act on Executive’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(e)	Executive’s employment may not be terminated for Cause unless:
(1)	no fewer than 30 days prior to the Termination Date, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider the termination of Executive’s employment for Cause, including a reasonably detailed description of the specific reasons which form the basis for such consideration;
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(2)	on a date not less than fourteen days after the date Executive receives the Notice of Consideration, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf; and

(3)	following the presentation to the Board, as provided in clause (ii) above or Executive’s failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than fourteen days after the date the Notice of Consideration is provided), Executive may be terminated for Cause if, but only if (A) the Board by the affirmative vote of a majority of its members (excluding Executive as a member of the Board) determines that Cause exists and that Executive’s employment should accordingly be terminated for Cause. The termination for Cause shall not be based upon any reason or reasons other than one or more reasons set forth in the Notice of Consideration.
In the event of any dispute between the Company and Executive as to whether Cause existed for termination of Executive’s employment, the applicable tribunal in any arbitration or litigation shall not give any deference to the determination by the Company of basis for such decision, but will itself determine de novo whether Cause existed.

(f)	“Good Reason” hereunder shall mean the occurrence of any one of the following events:
(1)	any material breach of any material terms and conditions of this Agreement by the Company not caused by Executive, which breach has not been cured by the Company within 30 days after receipt of written notice to the Company from Executive specifying with reasonable detail the reasons that Executive believes a material breach has occurred, including any of the following occurrences which shall be deemed to be a material breach by the Company if not so cured:
(A)	failure to pay when due Executive’s base salary or bonus in accordance with Sections 4(a) or 4(b); and

(B)	any material adverse change in Executive’s position, title, or responsibilities;
(2)	any failure to nominate or elect Executive to serve as President and Chief Operating Officer of the Company while employed hereunder;
137 N. 8th Street	P.O. Box 424	Geneva, NE 68361	P: 402.759.3773	TF: 877.651.1166	F: 402.759.3774

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(3)	the Company becomes a direct or indirect subsidiary of any other business entity through direct or indirect ownership of more than fifty percent (50%) of the voting securities of the Company by such business entity (a “Parent”), and Executive is not President, Chief Operating Officer or otherwise does not continue to hold an executive position of similar seniority of the Parent;

(4)	the failure of the Company to assign this Agreement to a successor pursuant to Section 13(k), or failure of such successor to explicitly assume and agree to be bound by this Agreement;

(5)	requiring Executive to be principally based at any office or location more than 50 miles from Minneapolis, Minnesota (other than for normal travel in connection with Executive’s performance of responsibilities hereunder); or

(6)	the occurrence of the first Change in Control (as defined below) to occur during the term of this Agreement, if Executive provides notice of his intent to terminate his employment hereunder within 180 days after such Change in Control and, if requested by the Company or its successor, Executive remains employed with the Company or its successor for a transition period not to exceed 120 days following the Change in Control.
Good Reason shall not include any occurrence in this Section 10(f) of which Executive has consented in writing stating specifically that such occurrence shall not constitute Good Reason for purposes of this Section 10(f) or of which Executive had actual knowledge for at least three calendar months.

(g)	“Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 180 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(h)	“Change in Control” hereunder shall mean (and occur when):
(1)	The acquisition by any individual, entity or group (within the meaning of Exchange Act Sections 13(d)(3) or 14(d)(2)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of the then-outstanding membership interests of the Company (the
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“Outstanding Units”); provided, however, that the following acquisitions shall not constitute a Change in Control:
(A)	any acquisition of voting securities of the Company directly from the Company or by the Company or any of its wholly owned subsidiaries, unless Executive votes against such action in his capacity as a member of the Board and terminates his employment with the Company in connection with consummation of any such acquisition (including but not limited to a termination pursuant to Section 10(f)(6) above),

(B)	any acquisition of voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or

(C)	any acquisition by any entity with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Units immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Units;
(2)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest

(3)	Consummation of a reorganization, merger, consolidation or statutory exchange of Outstanding Units, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity
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resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Units;

(4)	Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition; or

(5)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the above, a Change in Control will not be deemed to occur if the acquisition of the 30% or greater interest referred to in clause (1) is by a group, acting in concert, that includes Executive or if at least 30% of the then-outstanding voting securities of the surviving entity or of any entity acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (3) or (4) by a group, acting in concert, that includes Executive.

(i)	In the event of termination of Executive’s employment, the sole obligations of the Company shall be its obligation to make the payments called for by Section 10(a), 10(b) or 10(c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided, by law, under the terms of this Agreement or any other applicable agreement between Executive and the Company, under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates, or to provide continued indemnification or advancement of expenses under the Company’s operating agreement, applicable law, or any indemnification agreement with Executive.

(j)	Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any payments to Executive under Section 10(a), 10(b), or 10(c) hereof unless Executive shall have signed a release of claims in favor of the Company substantially in the form attached as Exhibit A (with such modifications or additional specifics as may be warranted by changes in
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applicable law), all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.
11.	Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

12.	Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 7 and 8 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

13.	Miscellaneous.
(a)	Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(b)	Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board, and the Committee) has taken all corporate action necessary to authorize this Agreement.

(c)	No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued welfare benefits may be reduced as provided for by Section 10(a).

(d)	Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in
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writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(e)	Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(f)	Arbitration. Executive and Company agree to submit any and all disputes concerning the terms of this Agreement or any other terms and conditions of Executive’s employment, with the exception of an action for injunctive relief under Sections 5, 7 or 8 of this Agreement, to final and binding arbitration. The arbitration will be conducted in Minneapolis, Minnesota in accordance with the procedural rules of the American Arbitration Association. The arbitrator may order any legal and equitable remedies, including backpay and/or reimbursement, but will have no authority to alter, modify or amend the terms of this Agreement or to award punitive damages.

(g)	Jurisdiction; Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of enforcing the decision of an arbitrator in connection with the resolution of any dispute under this Agreement.. In connection therewith, each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and to venue for the purpose of such decisions in Hennepin County, State of Minnesota, and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.

(h)	Entire Agreement. This Agreement, together with the exhibits, contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(i)	Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
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(j)	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(k)	Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or membership interests, or (iii) of which 50% or more of the voting control is owned, directly or indirectly, by the Company. No such assignment without the written consent of Executive shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(l)	Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement. The Company shall promptly reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in obtaining legal advice in connection with the negotiation and execution of this Agreement and the restricted unit agreement contemplated by Section 4(c) hereof, upon receipt by the Company of appropriate documentation of such fees and costs.

(m)	Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:
Advanced BioEnergy, LLC
137 N 8th
PO Box 424
Geneva, NE 68361
Attention: Chair of Compensation Committee
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If to Executive:
Don Gales
14417 Perry Street
Overland Park, KS 66221
Or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(n)	Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(o)	Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(p)	Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
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          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

ADVANCED BIOENERGY, LLC
By:	/s/ Robert Holmes

Its Director/Treasurer

/s/ Donald Gales
Don Gales

137 N. 8th Street	P.O. Box 424	Geneva, NE 68361	P: 402.759.3773	TF: 877.651.1166	F: 402.759.3774